Exhibit 4.11
Private & Confidential

LOAN AGREEMENT for a Loan of up to US$47,000,000 to IASON OWNING COMPANY LIMITED provided by EFG EUROBANK ERGASIAS S.A.

Contents

Clause		Page

1	Purpose and definitions	1

2	The Commitment and the Loan	8

3	Interest and Interest Periods	9

4	Repayment and prepayment	11

5	Fees, commitment commission and expenses	12

6	Payments and taxes; accounts and calculations	13

7	Representations and warranties	14

8	Undertakings	18

9	Conditions	24

10	Events of Default	24

11	Indemnities	28

12	Unlawfulness and increased costs	29

13	Security and set-off	30

14	Accounts	31

15	Assignment, transfer and lending office	33

16	Notices and other matters	34

17	Governing law and jurisdiction	35

Schedule 1 Form of Drawdown Notice		36

Schedule 2 Documents and evidence required as conditions precedent to the Loan being made		37

Schedule 3 Form of Corporate Guarantee		41

Schedule 4 Form of Mortgage		42

Schedule 5 Form of Deed of Covenant		43

Schedule 6 Form of Manager’s Undertaking		44

Schedule 7 Form of Master Swap Agreement		45

Schedule 8 Form of Master Agreement Security Deed		46

THIS AGREEMENT is dated 16 November 2007 and made BETWEEN:

(1)	IASON OWNING COMPANY LIMITED as Borrower; and

(2)	EFG EUROBANK ERGASIAS S.A. as Bank.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a loan of up to Forty seven million Dollars ($47,000,000) to be used for the purpose of financing part of the cost of the purchase of the Ship.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Accounts” means, together, the Earnings Account and the Retention Account and “Account” means either of them;

“Accounts Pledges” means, together, the Earnings Account Pledge and the Retention Account Pledge and “Account Pledge” means either of them;

“Applicable Accounting Principles” means the most recent and up-to-date US GAAP at any relevant time;

“Assignee” has the meaning ascribed thereto in clause 15.3;

“Balloon Instalment” has the meaning ascribed thereto in clause 4.1;

“Bank” means EFG Eurobank Ergasias S.A. whose registered office is at 8 Othonos Street, Athens 105 57, Greece acting (a) for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, Piraeus 185 38, Greece (or of such other address as may last have been notified to the Borrower pursuant to clause 15.6) and (b) for the purposes of the Master Swap Agreement through its head office at 8 Othonos Street, Athens 105 57, Hellenic Republic and/or its branch at 24 Grafton Street, London W1S 4EZ, England and includes its successors in title, Assignees or Transferees;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Market and (other than Saturday or Sunday) on which banks are open for business in London, Piraeus and New York City (or any other relevant place of payment under clause 6);

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (vii) above;

“Borrower” means Iason Owning Company Limited of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

“Borrower's Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrower at such time;

“Charter” means any time or voyage charterparty for a term which exceeds or by virtue of any optional extensions therein contained might exceed twelve (12) months’ duration which may be entered into by the Borrower with a Charterer during the Security Period;

“Charter Assignment” means an assignment of any Charter executed or (as the context may require) to be executed by the Borrower in favour of the Bank in such form as the Bank may require in its sole discretion if a Charter is entered into by the Borrower with a Charterer;

“Charterer” means such person as shall be acceptable to the Bank which shall enter into a charterparty in respect of the Ship with the Borrower;

“Classification” means the classification +A1, Bulk Carrier, +AMS, +ACCU, SH, HCS with the Classification Society or such other classification as the Bank shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification for the purposes of the Security Documents;

“Classification Society” means American Bureau of Shipping or such other classification society which the Bank shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification Society for the purposes of the Security Documents;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the International Convention for the Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Commitment” means the amount which the Bank has agreed to lend to the Borrower under clause 2.1 as reduced by any relevant term of this Agreement;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Contract” means the memorandum of agreement dated 13 July 2007, made between (inter alios) the Seller and the Corporate Guarantor, as amended and supplemented by an Addendum No. 1 thereto dated 17 July 2007 and made between the Seller, the Corporate Guarantor and the Borrower (pursuant to which the Corporate Guarantor has nominated the Borrower as buyer) and by an Addendum No. 2 thereto dated 15 October 2007 and as may be further amended and supplemented from time to time, relating to the sale by the Seller, and the purchase by the Borrower, of the Ship;

“Contract Price” means the price payable by the Borrower to the Seller for the Ship in accordance with the Contract, being the purchase sum of Sixty seven million one hundred and seventy five thousand Dollars ($67,175,000) or such other sum as is determined in accordance with the terms and conditions of the Contract to be the purchase price for the Ship thereunder;

“Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in the form or substantially the form set out in schedule 3;

“Corporate Guarantor” means DryShips Inc. of Trust Company Complex, Ajeltake Island, P.O.Box 1405, Majuro, Marshall Islands MH96960, and includes its successors in title;

“Deed of Covenant” means the deed of covenant collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Bank in the form or substantially the form set out in schedule 5;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery” means the delivery of the Ship by the Seller to the Borrower, and the acceptance of the Ship by the Borrower pursuant to the Contract;

“Delivery Date” means the date upon which Delivery occurs;

“Designated Transaction” means any Transaction which is entered into by the Borrower pursuant to the Master Swap Agreement with the Bank as contemplated by clause 2.7;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means the date, being a Banking Day falling not later than the Termination Date, on which the Loan is, or is to be, drawn down;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Early Termination Date” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Earnings” means all money whatsoever from time to time due or payable to the Borrower during the Security Period (as such term is defined in the Deed of Covenant) arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to the Borrower in the event of requisition of the Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of the Ship and any sums recoverable under any loss of earnings insurance;

“Earnings Account” means an interest bearing Dollar account of the Borrower opened or (as the context may require) to be opened by the Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be an “Earnings Account” for the purposes of this Agreement;

“Earnings Account Pledge” means the pledge executed or (as the context may require) to be executed by the Borrower in favour of the Bank, in respect of the Earnings Account, in such form as the Bank may require in its sole discretion;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Flag State” means the Malta or such other state or territory designated in writing by the Bank, at the request of the Borrower, as being the “Flag State” of the Ship for the purposes of the Security Documents;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means, together, the Corporate Guarantor and its Subsidiaries from time to time and “member of the Group” shall be constructed accordingly;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 and 3.3;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it;

“ISSC” means an International Ship Security Certificate issued in respect of the Ship pursuant to the ISPS Code;

“LIBOR” means, in relation to a particular period, the rate determined by the Bank to be that at which deposits in Dollars and in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period were being offered by the Bank to prime banks in the London Interbank Market at or about 11:00 a.m. on the second Banking Day before the first day of such period;

“Loan” means the principal amount borrowed by the Borrower on the Drawdown Date or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time;

“Management Agreement” means the agreement dated 15 November 2007 made between the Borrower and the Manager in respect of the Ship or any other agreement previously approved in writing by the Bank between the Borrower and the Manager providing for the Manager to manage the Ship;

“Manager” means Cardiff Marine Inc. of 80 Broad Street, Monrovia, Liberia or any other person appointed by the Borrower, with the prior written consent of the Bank, as the manager of the Ship, and includes its successors in title;

“Manager’s Undertaking” means the first priority manager’s undertaking and assignment executed or (as the context may require) to be executed by the Manager in favour of the Bank in the form or substantially the form set out in schedule 6;

“Margin” means zero point eight five per cent (0.85%) per annum;

“Master Agreement Security Deed” means a security deed executed or (as the context may require) to be executed by the Borrower in favour of the Bank in relation to certain of the rights of the Borrower under the Master Swap Agreement in the form or substantially the form set out in schedule 8;

“Master Swap Agreement” means the agreement made or (as the context may require) to be made between the Bank and the Borrower comprising a 1992 ISDA Master Agreement (Multicurrency-Crossborder) (including the schedule thereto) in the form or substantially the form set out in schedule 7 and includes any Designated Transactions from time to time entered into and any Confirmations (as defined therein) from time to time exchanged thereunder and governed thereby;

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means the first priority statutory Maltese mortgage of the Ship executed or (as the context may require) to be executed by the Borrower in favour of the Bank in the form or substantially the form set out in schedule 4;

“Operator” means any person who is from time to time during the Security Period (as defined in the Deed of Covenant) concerned in the operation of the Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on the Ship for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the Ship Security Documents);

“Registry” means the offices of the Maltese Ship Registry in Valletta, Malta or such other registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register the Ship, the Borrower's title to the Ship and the Mortgage under the laws and flag of the Flag State through the Registry;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrower, any other Security Party and any other member of the Group;

“Relevant Ship” means the Ship and any other vessel owned, operated, managed or crewed by any Relevant Party;

“Repayment Dates” means, subject to clause 6.3, each of the dates falling at three (3) monthly intervals after the Drawdown Date up to and including the date falling ninety six (96) months after the Drawdown Date;

“Retention Account” means a Dollar account of the Borrower opened or (as the context may require) to be opened by the Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a first priority pledge of the Retention Account executed or (as the context may require) to be executed by the Borrower in favour of the Bank, in such form as the Bank may in it sole discretion require;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a)
one-third (1/3rd) of the repayment instalment falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date; and

(b)
the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;

“Retention Dates” means the date falling thirty (30) days after the Drawdown Date and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date;

“Security Documents” means this Agreement, the Corporate Guarantee, the Mortgage, the Deed of Covenant, the Manager’s Undertaking, the Account Pledges, the Master Swap Agreement, the Master Agreement Security Deed, any Charter Assignment and any other documents as may have been or shall from time to time after the date of this Agreement be executed to secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower or any other Security Party pursuant to this Agreement or the Master Swap Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Corporate Guarantor, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which is, at any relevant time, one hundred and thirty per cent (130%) of the aggregate of (a) the Loan and (b) the Swap Exposure at such time;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which is, at any relevant time, the aggregate of (a) the market value of the Ship as most recently determined in accordance with clause 8.3.2 and (b) the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.3;

“Seller” means Immortality Shipping Co. Ltd. of Monrovia, Liberia and includes its successors in title;

“Ship” means the 74.205 dwt, 2002-built bulk carrier owned on the date of this Agreement by the Seller and registered under the laws and flag of The Commonwealth of the Bahamas under IMO No. 9214123 and to be registered on the Delivery Date in the ownership of the Borrower through the Registry under the laws and flag of the Flag State with the name Oregon;

“Ship Security Documents” means the Mortgage, the Deed of Covenant, any Charter Assignment and the Manager’s Undertaking;

“SMC” means a safety management certificate issued in respect of the Ship in accordance with rule 13 of the Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Swap Exposure” means, as at any relevant time, the amount certified by the Bank to be the aggregate net amount in Dollars which would be payable by the Borrower to the Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Swap Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Designated Transactions;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means 25 February 2008 or such later date as the Bank may in its absolute discretion agree in writing;

“Total Loss” means:

(a)	actual, constructive, compromised or arranged total loss of the Ship; or

(b)	the Compulsory Acquisition of the Ship; or

(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Ship be released and restored to the Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

“Transaction” has the meaning ascribed thereto in the Master Swap Agreement;

“Transferee” has the meaning ascribed thereto in clause 15.4; and

“Underlying Documents” means, together, the Contract and the Management Agreement.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3
references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to Greek time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7
references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	The Commitment and the Loan

2.1	Agreement to lend

The Bank, relying upon each of the representations and warranties in clause 7, agrees to lend to the Borrower, upon and subject to the terms of this Agreement, the principal sum of up to Forty seven million Dollars ($47,000,000).

2.2	Drawdown

Subject to the terms and conditions of this Agreement, the Loan shall be advanced in full in one amount on the Drawdown Date following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10:00 a.m. one (1) Banking Day before the proposed Drawdown Date.  A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Amount

The principal amount specified in the Drawdown Notice for borrowing on the Drawdown Date shall, subject to the terms and conditions of this Agreement, not exceed the lower of (a) Forty seven million Dollars ($47,000,000) and (b) the amount in Dollars which is equal to seventy per cent (70%) of the market value of the Ship as shown in the valuation obtained pursuant to Schedule 2, Part 2.

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, on the Drawdown Date make the Loan available to the Borrower in accordance with clause 6.2.  The Borrower acknowledges that payment of the Loan or part thereof to the Seller in accordance with clause 6.2 shall satisfy the obligation of the Bank to lend the Commitment to the Borrower under this Agreement.

2.5	Termination of Commitment

Any undrawn amount of the Commitment by the Termination Date shall thereupon be automatically cancelled.

2.6	Application of proceeds

Without prejudice to the Borrower's obligations under clause 8.1.3, the Bank shall have no responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

2.7	Derivative transactions

2.7.1
If, at any time during the Security Period (as defined in the Ship Security Documents), the Borrower wishes to enter into any derivative transaction for any purpose whatsoever (including, without limitation, interest rate swap transactions so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations), it shall advise the Bank in writing.

2.7.2
Any such derivative transaction shall be concluded with the Bank under the Master Swap Agreement provided however that no such derivative transaction shall be concluded unless the Bank first agrees to it in writing.  If and when any such derivative transaction has been concluded, it shall constitute a Designated Transaction, and the Borrower shall sign a Confirmation with the Bank.

3	Interest and Interest Periods

3.1	Normal Interest Rate

The Borrower shall pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than six (6) months, by instalments, the first such instalment being payable three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.2	Selection of Interest Periods

The Borrower may by notice received by the Bank not later than 10:00 a.m. on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1) month, three (3) months, six (6) months, nine (9) months or twelve (12) months or such other period (shorter than twelve (12) months) as the Borrower may select and the Bank may, in its absolute discretion, agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:

3.3.1	the initial Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the last day of the previous Interest Period;

3.3.2
if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and, in the case of any other Repayment Date or Repayment Dates, the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3
if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgement) at a rate determined by the Bank pursuant to this clause 3.4.  The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than six (6) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period.  Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Bank under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.3.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.  If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Bank.

3.5	Notification of Interest Periods and interest rate

The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive):

(a)	that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period,

the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrower.  A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.  After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Bank.

3.6.2
During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the “Substitute Basis”) for maintaining the Loan.  The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the Margin.  Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of the Agreement shall apply.

4	Repayment and prepayment

4.1	Repayment

The Borrower shall repay the Loan by thirty two (32) instalments, one such instalment to be repaid on each of the Repayment Dates.  Subject to the provisions of this Agreement, the amount of each of the first to eighth instalments (inclusive) shall be Two million two hundred and fifty thousand Dollars ($2,250,000), the amount of each of the ninth to twelfth instalments (inclusive) shall be One million five hundred thousand Dollars ($1,500,000), the amount of each of the thirteenth to the sixteenth instalments (inclusive) shall be Seven hundred and fifty thousand Dollars ($750,000) and the amount of each of the seventeenth to thirty first instalments (inclusive) shall be Five hundred thousand Dollars ($500,000) and the amount of the final instalment shall be Twelve million five hundred thousand Dollars ($12,500,000) (comprising a repayment instalment of Five hundred thousand Dollars ($500,000) and a balloon payment of Twelve million Dollars ($12,000,000) (the “Balloon Instalment”)).

4.2	Voluntary prepayment

The Borrower may prepay the Loan in whole or part (being Two million Dollars ($2,000,000) or any larger sum which is an integral multiple of Two million Dollars ($2,000,000)) on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty.

4.3	Prepayment on Total Loss

On the Ship becoming a Total Loss (or suffering damage or being involved in an incident which, in the opinion of the Bank, may result in the Ship subsequently being determined to be a Total Loss), before the Loan is drawn down, the obligation of the Bank to advance the Loan shall immediately cease and the Commitment shall be reduced to zero.

On the date falling one hundred and twenty (120) days after that on which the Ship became a Total Loss or, if earlier, on the date upon which the insurance proceeds are, or Requisition Compensation (as defined in the Ship Security Documents) is, received by the Borrower (or the Bank pursuant to the Security Documents), the Borrower shall prepay the Loan in full.

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

4.3.1	in the case of an actual total loss of the Ship, on the actual date and at the time the Ship was lost or, if such date is not known, on the date on which the Ship was last reported;

4.3.2	in the case of a constructive total loss of the Ship, upon the date and at the time notice of abandonment of the Ship is given to the insurers of the Ship for the time being;

4.3.3	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Ship;

4.3.4	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

4.3.5
in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the Borrower of the use of the Ship for more than sixty (60) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.4	Amounts payable on prepayment

4.5
Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the Loan, (b) any additional amount payable under clauses 6.6 or 12.2 and (c) all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission and amounts payable under clause 11.

4.6	Notice of prepayment; reduction of repayment instalments

No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Bank at least three (3) Banking Days' notice in writing of its intention to make such prepayment.  Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.  No amount prepaid may be reborrowed and any amount prepaid pursuant to clauses 4.2 or 8.3.1(a) shall be applied in reducing the repayment instalments under clause 4.1 (including the Balloon Instalment) in inverse order of their due dates for payment.  The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.7	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to clause 4.3 following a Total Loss, pursuant to clauses 4.2 or 8.3 or any other provision of this Agreement), the Borrower shall upon the request of the Bank wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to clause 4.1.

5	Fees, commitment commission and expenses

5.1	Fees

The Borrower shall pay to the Bank:

5.1.1	on the Drawdown Date an arrangement fee of One hundred and twenty thousand Dollars ($120,000); and

5.1.2
on the earlier of (a) the Drawdown Date and (b) the Termination Date, commitment commission computed from 23 October 2007 at the rate of zero point two five per cent (0.25%) per annum on the daily undrawn amount of the Commitment.

The fee referred to in clause 5.1.1 and the commitment commission referred to in clause 5.1.2 shall be non-refundable and the commitment commission referred to in clause 5.1.2 shall be payable by the Borrower to the Bank whether or not any part of the Commitment is ever advanced.

5.2	Expenses

The Borrower shall pay to the Bank on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank (whether or not any part of the Commitment is ever advanced):

5.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

5.3	Value Added Tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

5.4	Stamp and other duties

The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any such duties or taxes payable by the Bank) imposed on or in connection with any of the Underlying Documents, Security Documents or the Loan and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties.  Accordingly, all payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Bank at such bank in such place as the Bank may from time to time specify for this purpose.

6.2	Payment by the Bank

All sums to be advanced by the Bank to the Borrower under this Agreement in respect of the Loan shall be remitted in Dollars on the Drawdown Date to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Certificates conclusive

Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.

6.6	Grossing-up for Taxes

6.6.1
If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.  The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2
For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrower to the Bank under or in connection with the Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.

6.7	Loan account

The Bank shall maintain, in accordance with its usual practice, an account (which shall be the “Account Current” referred to in the Mortgage) evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents.  Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Bank that:

7.1.1	Due incorporation

the Borrower and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of the Marshall Islands as Marshall Islands corporations and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

the Borrower has power to execute, deliver and perform its obligations under the Underlying Documents and the Borrower's Security Documents and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Security Documents and the Underlying Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgement, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other member of the Group or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on the undertakings, assets, rights or revenues of the Borrower or any other member of the Group or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower or any other member of the Group or any other Security Party which could have a material adverse effect on the business, assets or financial condition of the Borrower or any other member of the Group or any other Security Party;

7.1.6	No filings required

save for the registration of the Mortgage with the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Underlying Documents or the Security Documents and the Underlying Documents and each of the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgage and the Account Pledges), the choice of Maltese law to govern the Mortgage and the choice of Greek law to govern the Account Pledges, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts or, as the case may be, the courts of Piraeus, are valid and binding;

7.1.8	No immunity

neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents or the performance by each Security Party of its obligations under the Underlying Documents and the Security Documents to which it is a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

7.1.10	Shareholdings

the Borrower is a wholly-owned direct Subsidiary of the Corporate Guarantor, all of the issued shares in the Manager are legally and ultimately beneficially owned by the person or persons disclosed by the Borrower to the Bank in the negotiation of this Agreement and no less than 25% of the total issued voting share capital of the Corporate Guarantor is ultimately beneficially owned by Mr George Economou and/or trusts or foundations of which Mr. George Economou is a beneficiary.

7.2	Initial representations and warranties

The Borrower further represents and warrants to the Bank that:

7.2.1	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by law and not by contract;

7.2.2	No default under other Indebtedness

neither the Borrower nor any other Security Party nor any other member of the Group is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by any Security Party to the Bank in connection with the negotiation and preparation of each of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	The Ship

the Ship is and will on the Delivery Date be:

(a)	in the absolute ownership of the Borrower who will on and after the Delivery Date be the sole, legal and beneficial owner of the Ship;

(b)	registered in the name of the Borrower through the offices of the Registry as a ship under the laws and flag of the Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the Classification free of all requirements and recommendations of the Classification Society;

7.2.7	Ship's employment

the Ship is not and will not, on or before the Delivery Date, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the Ship Security Documents would have required the consent of the Bank and, on or before the Delivery Date, there will not be any agreement or arrangement whereby the Earnings (as defined in the Ship Security Documents) may be shared with any other person;

7.2.8	Freedom from Encumbrances

neither the Ship, nor her Earnings, Insurances or Requisition Compensation (each as defined in the Ship Security Documents) nor the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Delivery Date, subject to any Encumbrance;

7.2.9	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:

(a)
the Borrower and the other Relevant Parties and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)
the Borrower and the other Relevant Parties and, to the best of the Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)
neither the Borrower nor any other Relevant Party nor, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.10	No Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank, there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief, threatened against the Borrower or the Ship or any other Relevant Party or any other Relevant Ship or, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates;

7.2.11	No potential Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank, there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Ship or any other ship owned by, managed or crewed by or chartered to the Borrower nor, (having made due enquiry) to the best of the Borrower's knowledge and belief, from any other Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.12	ISPS Code

with effects from the Delivery Date, the Borrower has a valid and current ISSC in respect of the Ship and the Ship is in compliance with the ISPS Code;

7.2.13	No material adverse change

there has been no material adverse change in the financial position of the Borrower or any Security Party or any other member of the Group or the consolidated financial position of the Group from that described by or on behalf of the Borrower or any other Security Party to the Bank in the negotiation of this Agreement; and

7.2.14	Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder.

7.3	Repetition of representations and warranties

On and as of the Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrower shall (a) be deemed to repeat the representations and warranties in clause 7.1 as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to the Bank that the then latest audited financial statements delivered to the Bank (if any) have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Group, respectively, as at the end of the financial period to which the same relate and the results of the operations of the Borrower and the consolidated operations of the Group, respectively, for the financial period to which the same relate and, as at the end of such financial period, neither the Borrower nor the Corporate Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, it will:

8.1.1	Notice of Default

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Use of proceeds

use the Loan exclusively for the purpose specified in clause 1.1;

8.1.4	Pari passu

ensure that its obligations under this Agreement shall, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

prepare or cause to be prepared financial statements of the Borrower and consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year and cause the same to be reported on by their respective auditors and prepare or cause to be prepared unaudited financial statements of the Borrower and unaudited consolidated financial statements of the Group for each financial half-year on the same basis as the annual statements and deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of the audited financial statements) or ninety (90) days (in the case of the unaudited financial statements) after the end of the financial period to which they relate;

8.1.6	Delivery of reports

deliver to the Bank as many copies as the Bank may reasonably require at the time of issue thereof of every report, circular, notice or like document issued by the Borrower to its shareholders or creditors generally;

8.1.7	Provision of further information

provide the Bank with such financial and other information concerning the Borrower, the other Security Parties, any other member of the Group, the Group as a whole and their respective affairs as the Bank may from time to time reasonably require, including, without limitation, regarding their financial standing, commitments, operations, vessel sales or purchases, any new borrowings and all major financial developments in relation to each Security Party, any other member of the Group and the Group as a whole;

8.1.8	Know your customer information

deliver to the Bank such documents and evidence as the Bank shall from time to time require relating to the verification of identity and knowledge of the Bank’s customers and the compliance by the Bank with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Bank's own internal guidelines in each case as such laws, regulations or internal guidelines apply from time to time;

8.1.9	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents;

8.1.10	Compliance with Code

and will procure that the Manager or any Operator will, comply with and ensure that the Ship and the Manager or any Operator comply with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Deed of Covenant) and will procure that each member of the Group and each vessel thereof complies with the requirements of the Code;

8.1.11	Withdrawal of DOC and SMC

and will procure that the Manager or any Operator will, immediately inform the Bank if there is any threatened or actual withdrawal of its Operator’s DOC or the SMC in respect of the Ship;

8.1.12	Issuance of DOC and SMC

and will procure that the Manager or any Operator will, promptly inform the Bank upon the issue to the Borrower, the Manager or any Operator of a DOC and to the Ship of an SMC or the receipt by the Borrower, the Manager or any Operator of notification that its application for the same has been refused;

8.1.13	ISPS Code Compliance

and will procure that the Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC respect of the Ship;

(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Ship; and

(c)	procure that the Ship and any other vessel of the Group will comply at all times with the ISPS Code;

8.1.14	Charters

without prejudice to the rights of the Bank under the provisions of the relevant Ship Security Documents, advise the Bank promptly of any Charter in respect of the Ship and forthwith after its execution (a) deliver a certified copy of each such Charter to the Bank, (b) execute a Charter Assignment in relation to such Charter, (c) execute a notice of assignment (in such form as the Bank may require in its discretion) of such Charter, (d) procure that such notice of assignment is served on the relevant Charterer and that the relevant Charterer signs an acknowledgement of such notice (in such form as the Bank may require in its discretion), (e) provide the Bank with any documents or evidence of the type specified in schedule 2 relating to the Charter, the Charter Assignment, the notice of assignment and its acknowledgment (including, but without limitation the valid execution and binding effect thereof) as the Bank may require in its sole discretion and (f) pay on the Bank’s demand all legal and other costs incurred by the Bank in connection with or in relation to any such Charter Assignment, notice of assignment and the acknowledgement thereof; and

8.1.15	Minimum liquidity

maintain at all times in accounts held in its name with the Bank (which for the purposes of this clause shall include the Accounts but shall exclude any other accounts of the Borrower with the Bank which are subject to an Encumbrance) a fair share of the Borrower’s liquidity.

8.2	Negative undertakings

The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents, it will not, without the prior written consent of the Bank:

8.2.1	Negative Pledge

permit any Encumbrance (other than a Permitted Encumbrance) by the Borrower to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues to secure or prefer any present or future Indebtedness of any Security Party or any other person;

8.2.2	No merger

merge or consolidate with any other person or enter into a demerger, amalgamation, corporate reconstruction or corporate redomicilation;

8.2.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or, when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.2.3, material in the opinion of the Bank in relation to the undertaking, assets, rights and revenues of the Borrower taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading, but which for the avoidance of doubt does not include the Ship) whether by one or a series of transactions related or not;

8.2.4	Other business

undertake any business other than the ownership and operation of the Ship and the chartering of the Ship to third parties and will procure that no other Security Party undertakes, without the prior written consent of the Bank, any business other than that conducted by such Security Party at the date of this Agreement;

8.2.5	Acquisitions

acquire any further assets other than the Ship and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Ship;

8.2.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Ship;

8.2.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.2.8	Repayment of borrowings

repay the principal of, or pay interest on, or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.2.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents (except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Ship is entered, guarantees required to procure the release of the Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Ship);

8.2.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.2.11	Sureties

permit any of its Indebtedness to be guaranteed or otherwise assured against financial loss by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Ship is entered, guarantees required to procure the release of the Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Ship);

8.2.12	Share capital and distribution

purchase or otherwise acquire for value any shares of its capital or, following the occurrence of an Event of Default, distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders;

8.2.13	Subsidiaries

form or acquire any Subsidiaries;

8.2.14	Shareholdings

change, cause or permit any change in (a) the legal and/or ultimate beneficial ownership of any of the shares in the Borrower or the Manager from that set out in clause 7.1.10 or (b) the ultimate beneficial ownership of the issued voting share capital of the Corporate Guarantor such that Mr George Economou and/or any trusts and/or foundations of which Mr. George Economou is a beneficiary, cease to be the ultimate beneficial owners of at least 25% of the total issued voting share capital of the Corporate Guarantor;

8.2.15	Change of management of the Ship

appoint any person to manage the Ship other than the Manager or terminate the Management Agreement or vary or amend the terms thereof;

8.2.16	Constitutional documents

permit, cause or agree to any material amendment or variation of its constitutional documents;

8.2.17	Auditors and financial year

remove or permit the removal of its auditors or appoint new ones or change its financial year end; or

8.2.18	Designated Transactions

enter into any derivative transactions other than Designated Transactions.

8.3	Security value maintenance

8.3.1	Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:

(a)
prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Bank's said notice such sum in Dollars as will result in the relevant Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)
within thirty (30) days of the date of receipt by the Borrower of the Bank's said notice constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the relevant Security Requirement as at such date.

The provision of clauses 4.4 and any relevant provisions of clause 4.5 shall apply to prepayments made under clause 8.3.1(a).

8.3.2	Valuation of Ship

The Ship shall, for the purposes of this clause 8.3, be valued as and when the Bank shall in its absolute discretion require, by an independent firm of shipbrokers appointed by the Bank in its sole discretion.  Each such valuation shall be made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery, for cash at arm’s length, on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charter-party or other engagement concerning the Ship.  Such valuation shall constitute the value of the Ship for the purposes of this clause 8.3.

The value of the Ship determined in accordance with the provisions of this clause 8.3 shall be binding upon the parties hereto until such time as any such further valuations shall be obtained.

8.3.3	Information

The Borrower undertakes to the Bank to supply to the Bank and to any such shipbrokers such information concerning the Ship and its condition as such shipbrokers may reasonably require for the purpose of making any such valuations.

8.3.4	Costs

All costs in connection with the Bank obtaining any valuation of the Ship referred to in clause 8.3.2 or in schedule 2, Part 2, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.3.1(b) shall be borne by the Borrower.

8.3.5	Valuation of additional security

For the purpose of this clause 8.3, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto.

8.3.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.3, the Bank shall be entitled to receive such evidence and documents of the kind referred to in schedule 2 as may in the Bank's opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

9	Conditions

9.1	Documents and evidence

 The obligation of the Bank to make the Commitment available shall be subject to the condition that:

9.1.1
the Bank, or its duly authorised representative, shall have received, not later than three (3) Banking Days before the day on which the Drawdown Notice for the Loan is given, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Bank; and

9.1.2
the Bank, or its duly authorised representative, shall have received, on or prior to the Drawdown Date, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Bank.

9.2	General conditions precedent

The obligation of the Bank to advance the Loan shall be subject to the further condition that, at the time of the giving of the Drawdown Notice, and at the time of the making of the Loan:

9.2.1
the representations and warranties contained in clauses 7.1, 7.2 and 7.3(b) are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the Loan.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 of this Agreement.

10	Events of Default

10.1	Events

 There shall be an Event of Default if:

10.1.1
Non-payment: the Borrower or any other Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2
Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrower as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or (b) an Early Termination Date has occurred or been or become capable of being effectively designated under the Master Swap Agreement by the Bank or (c) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3
Breach of insurance obligations: the Borrower or the Manager fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.2, 8.3 or 8.4 or the Corporate Guarantor commits any breach or fails to observe any of the obligations or undertakings expressed to be assumed by it under clauses 5.2 or 5.3 of the Corporate Guarantee; or

10.1.4
Breach of other obligations: the Borrower or any other Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days of the Bank notifying the relevant Security Party of such default and of such required action; or

10.1.5
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower or any other Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6
Cross-default: any Indebtedness of the Borrower or any other Security Party or any other member of the Group is not paid when due or any Indebtedness of any Security Party or other member of the Group becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or other member of the Group of a voluntary right of prepayment), or any creditor of any Security Party or other member of the Group becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or other member of the Group relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or other member of the Group shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the ability of the relevant Security Party or the relevant member of the Group to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or other member of the Group in respect of Indebtedness is not honoured when due and called upon and, in the case of the Corporate Guarantor only, the amount or aggregate amount at any one time of all Indebtedness of the Corporate Guarantor in relation to which any of the foregoing events shall have occurred is equal to or greater than One million Dollars ($1,000,000) or its equivalent in the currency in which same is denominated and payable; or

10.1.7
Legal process: any judgement or order made against the Borrower or any other Security Party or other member of the Group is not stayed or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party or other member of the Group and is not discharged within fifteen (15) days; or

10.1.8
Insolvency: any Security Party or other member of the Group is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.9
Reduction or loss of capital: a meeting is convened by the Borrower or any other Security Party or other member of the Group for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10
Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up the Borrower or any other Security Party or other member of the Group or an order is made or resolution passed for the winding up of the Borrower or any other Security Party or other member of the Group or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11
Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of the Borrower or any other Security Party or other member of the Group or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to the Borrower or any other Security Party or other member of the Group; or

10.1.12
Appointment of receivers and managers: any administrative or other receiver is appointed of the Borrower or any other Security Party or other member of the Group or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of the Borrower or any other Security Party or other member of the Group; or

10.1.13
Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by the Borrower or any other Security Party or other member of the Group or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14
Analogous proceedings: there occurs, in relation to the Borrower or any other Security Party or other member of the Group, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or the Borrower or any other Security Party or other member of the Group otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: the Borrower or any other Security Party or other member of the Group suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16
Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by the Borrower or any other Security Party which is a party thereto, or if the Borrower or any such Security Party shall deny that it has any, or any further, liability thereunder or shall otherwise repudiate any of the Security Documents or do or cause or permit to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.17
Seizure: all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, the Borrower or any other Security Party or any other member of the Group are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.18
Unlawfulness: it becomes impossible or unlawful at any time for the Borrower or any other Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19
Repudiation: the Borrower or any other Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21
De-listing etc.: the shares of the Corporate Guarantor are de-listed or suspended from, or cease to trade (whether permanently or temporarily) on, NASDAQ unless they are in the meantime listed and trading on any other stock exchange of the U.S.A.; or

10.1.22
Material adverse change: there occurs, in the opinion of the Bank, a material adverse change in the financial condition of the Borrower or any other Security Party or any other member of the Group or the consolidated financial condition of the Group by reference to the financial position of the Borrower or any other Security Party or any other member of the Group or, as the case may be, the consolidated financial position of the Group, respectively, as described by or on behalf of the Borrower or any other Security Party to the Bank in the negotiation of this Agreement; or

10.1.23
Flag State: the Flag State becomes involved in hostilities or civil war or there is a seizure of civil power in the Flag State by unconstitutional means if, in any such case such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.24
Environmental Claim: the Borrower and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Ship or any other Relevant Ship is involved in any incident which gives rise or which may give rise to an Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the opinion of the Bank) reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents; or

10.1.25
Insurance requirements: the Borrower or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, liability for Environmental Claims arising in jurisdictions where the Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.26
Arrest: the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in the exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Ship within a period of three (3) days; or

10.1.27	Registration: the registration of the Ship under the laws and flag of the Flag State is cancelled or terminated; or

10.1.28
Shareholdings: there is any change in (a) the legal and/or ultimate beneficial ownership of any of the shares in the Borrower and/or the Manager from that existing on the date of this Agreement as specified in clause 7.1.10 or (b) the ultimate beneficial ownership of the issued voting share capital of the Corporate Guarantor such that Mr George Economou and/or trusts and/or foundations of which Mr. George Economou is a beneficiary, cease to be the ultimate beneficial owners of at least 25% of the total issued voting share capital of the Corporate Guarantor; or

10.1.29	Accounts: any moneys are withdrawn from the Accounts other than in accordance with clause 14; or

10.1.30
Material events: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect either (i) the ability of the Borrower or any other Security Party to perform all or any of their respective obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default by notice to the Borrower declare that:

10.2.1	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2
the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrower shall on demand indemnify the Bank, without prejudice to any of the Bank's other rights under any of the Security Documents against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment by the Borrower of any sum under any of the Security Documents when due; or

11.1.2	the occurrence of any other Event of Default; or

11.1.3
any prepayment of the Loan or part thereof being made under clauses 4.3, 8.3.1(a) or 12.1, or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4	the Loan not being made for any reason (excluding any default by the Bank) after the Drawdown Notice for the Loan has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

11.2	Currency indemnity

If any sum due from the Borrower under any of the Security Documents or any order or  judgement given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgement in any court or other tribunal or (c) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof.  Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank if such Environmental Claim would not have been, or been capable of being, made or asserted against the Bank if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4	Central Bank or European Central Bank reserve requirements indemnity

The Borrower shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by it as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or the Loan or deposits obtained by it to fund or maintain the whole or part of the Loan and such cost or loss is not recoverable by the Bank under clause 12.2.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for the Bank to advance the Loan or to maintain the Commitment or fund the Loan, the Bank shall promptly give notice to the Borrower whereupon (a) the Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement and/or the Master Swap Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement, including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1
subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Bank in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4
reduce the Bank's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank's obligations under any of the Security Documents; and/or

12.2.5	require the Bank to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents,

then and in each such case:

(a)	the Bank shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)
the Borrower shall on demand pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank regards as confidential) is required to compensate the Bank for such liability to Taxes, cost, reduction, payment, foregone return or loss.

For the purposes of this clause 12.2, the Bank may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security and set-off

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank in the following manner:

13.1.1	first in or toward payment of all unpaid fees, commissions and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4	fourthly in or towards payment of any sums owing under the Master Swap Agreement;

13.1.5
fifthly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.6	sixthly in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

13.1.7	seventhly the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

13.2	Set-off

13.2.1
The Borrower authorises the Bank (without prejudice to any of the Bank's rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrower to the Bank under any of the Security Documents.  For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2
Without prejudice to its rights hereunder, the Bank may at the same time as, or at any time after, any Default occurs under this Agreement, set-off any amount due now or in the future from the Borrower to the Bank under this Agreement against any amount due from the Bank to the Borrower under the Master Swap Agreement and apply the second amount in discharging the first amount. The effect of any set-off under this sub-clause 13.2.2 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Bank under the Master Swap Agreement.

13.2.3
The Bank shall not be obliged to exercise any right given to it by this clause 13.2.  The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

13.2.4	Nothing in this clause 13.2 shall be effective to create a charge or other Encumbrance.

13.3	Further assurance

The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Borrower's Security Documents, the provisions of this Agreement shall prevail.

14	Accounts

14.1	General

The Borrower undertakes that it will:

14.1.1	on or before the Drawdown Date, open each of the Accounts; and

14.1.2
procure that all moneys payable to the Borrower in respect of the Earnings and any moneys payable to the Borrower pursuant to the Master Swap Agreement shall, unless and until the Bank directs to the contrary pursuant to clause 2.1.1 of the Deed of Covenant, be paid to the Earnings Account.

14.2	Account terms

Amounts standing to the credit of the Accounts shall (unless otherwise agreed between the Bank and the Borrower), bear interest at the rates from time to time offered by the Bank to its prime customers for Dollar deposits in comparable amounts for comparable periods.  Interest shall accrue on the Accounts from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year and shall be credited to the Accounts at such times as the Bank and the Borrower shall agree.

14.3	Earnings Account: withdrawals

Unless the Bank otherwise agrees in writing, the Borrower shall not be entitled to withdraw any moneys from the Earnings Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Bank shall direct to the contrary, the Borrower may withdraw moneys from the Earnings Account for the following purposes:

14.3.1	to transfer any Retention Amounts to the Retention Account;

14.3.2	to pay any amount to the Bank in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents;

14.3.3	to pay the proper and reasonable operating expenses of the Ship;

14.3.4	to pay the proper and reasonable expenses of administering the affairs of the Borrower; and

14.3.5	to make any payment of dividends declared in accordance with clause 8.2.12.

14.4	Retention Account: credits and withdrawals

14.4.1
The Borrower hereby undertakes with the Bank that it will, from the date of this Agreement and so long as any moneys are owing under the Security Documents, on each Retention Date pay to the Bank for credit to the Retention Account, the Retention Amount for such Retention Date provided however that, to the extent that there are moneys standing to the credit of the Earnings Account, such moneys shall, up to an amount equal to the Retention Amount, be transferred to the Retention Account on that Retention Date (and the Borrower hereby irrevocably and unconditionally instructs and authorises the Bank to effect each such transfer) and to that extent the Borrower’s obligations to make the payments referred to in this clause 14.4.1 shall have been fulfilled upon such transfer being effected.

14.4.2
Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.5 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon shall be applied by the Bank (and the Borrower hereby irrevocably and unconditionally instructs and authorises the Bank so to apply the same) upon each Repayment Date, and on each day that interest is payable pursuant to clause 3.1, in or towards payment to the Bank of the instalment then falling due for repayment or (as the case may be) the amount of interest then due.  Each such application by the Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Bank is insufficient to meet the same.

14.4.3
Unless the Bank otherwise agrees in writing and subject to clause 14.3.2, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents.

14.5	Application of Accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrower, apply all moneys then standing to the credit of the Accounts (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.6	Pledging of accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledges.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and shall enure for the benefit of, the Bank and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Assignment by Bank

The Bank may assign all or any part of its rights under this Agreement or under any of the other Security Documents to any other bank or financial institution (an “Assignee”) with the prior consent of the Borrower (such consent not to be unreasonably withheld and the request for which shall be promptly responded to) except if the Assignee is a Related Company of the Bank in which case no such prior consent is required, the Borrower consenting to any such assignment by its execution of this Agreement.

15.4	Transfer

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a “Transferee”):

15.4.1
with the prior written consent of the Borrower (such consent not to be unreasonably withheld and the request for which shall be promptly responded to), unless the Transferee shall be a Related Company of the Bank (in which case no such consent shall be required, the Borrower consenting to any such transfer by its execution of this Agreement); and

15.4.2
if the Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Bank’s obligations under this Agreement.

15.5	Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or clause 15.4, the Borrower undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank's interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified in the definition of “Bank” in clause 1.2 or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement.  If the office through which the Bank is lending is changed pursuant to this clause 15.6, the Bank shall notify the Borrower promptly of such change.

15.7	Disclosure of information

The Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate.

16	Notices and other matters

16.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

16.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

16.1.2
be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3	be sent:

(a)	if to the Borrower at:

c/o DryShips Inc. (Athens office)
Omega Building
80 Kifissias Avenue
151 25 Maroussi
Greece

Fax no:    +30 210 8090 275
Attention: Mr Aristidis Ioannidis

(b)	if to the Bank at:

EFG Eurobank Ergasias S.A.
83 Akti Miaouli & Flessa Street
185 38 Piraeus
Greece

Fax No:    +30 210 458 7877
Attention: The Shipping Manager

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

16.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.3	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

17	Governing law and jurisdiction

17.1	Law

This Agreement is governed by, and shall be construed in accordance with, English law.

17.2	Submission to jurisdiction

The Borrower agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the English courts.  The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince & Co at present of International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.  The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against the Bank arising out of or in connection with this Agreement.

17.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

Form of Drawdown Notice

(referred to in clause 2.2)

To:	EFG Eurobank Ergasias S.A.
83 Akti Miaouli & Flessa Street
185 38 Piraeus
Greece

[•] 200[•]

U.S.$47,000,000 Loan
Loan Agreement dated [•] 2007 (the “Loan Agreement”)

We refer to the above Loan Agreement and hereby give you notice that we wish to draw down the Loan, namely $[47,000,000] on [•] 200[•] and select a first Interest Period in respect thereof of [•] months.  The funds should be credited as follows: [insert details]

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)
the representations and warranties contained in clauses 7.1, 7.2 and 7.3(b) of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)
the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)
there has been no material adverse change in our financial position or in that of any Security Party or any other member of the Group nor in the consolidated financial position of the Group from that described by us or any other Security Party to the Bank in the negotiation of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

………………………………………………………
For and on behalf of
IASON OWNING COMPANY LIMITED

Schedule 2

 Documents and evidence required as conditions precedent to the

Loan being made

(referred to in clause 9.1)

Part 1

1	Constitutional documents

Copies, certified by an officer or a legal advisor of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors and certificates of resolutions of the stockholders of each Security Party approving such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, a party and authorising the signature, delivery and performance of such Security Party's obligations thereunder, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) by an officer or a legal advisor of such Security Party as:

2.1	being true and correct;

2.2	being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party each duly convened and held;

2.3	not having been amended, modified or revoked; and

2.4	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer or a legal advisor of such Security Party as being the true signatures of such persons;

4	Certificate of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer or a legal advisor of such Security Party to be true, complete and up to date;

5	Borrower's consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the other Borrower's Security Documents;

6	Due diligence

evidence that all information required in relation to any Security Party in order for the Bank to complete its “know your customer” and other due diligence formalities in connection with this Agreement and the other Security Documents has been provided and is satisfactory in all respects to the Bank;

7	Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrower) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

8	Security Documents

the Master Swap Agreement, the Account Pledges, the Corporate Guarantee and the Master Agreement Security Deed each duly executed;

9	Certified Underlying Documents

a copy, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer or a legal advisor of the Borrower of the Contract and the Management Agreement;

10	Borrower’s process agent

a letter from the Borrower’s agent for receipt of service of proceedings referred to in clause 17.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower’s agent;

11	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the Security Documents in which it is or is to be appointed as such Security Party’s agent;

12	Accounts

evidence that each of the Accounts have been opened, together with duly completed mandate forms in respect thereof; and

13	Further matters or opinions

any such other matter or further opinion as may be required by the Bank.

Part 2

14	Drawdown notice

The Drawdown Notice duly executed;

15	Ship conditions

   Evidence that the Ship:

15.1	Registration and Encumbrances

is registered in the name of the Borrower through the Registry under the laws and flag of the Flag State and that the Ship and its Earnings, Insurances and Requisition Compensation (each such term as defined in the Deed of Covenant) are free of Encumbrances;

15.2	Classification

maintains the Classification free of all requirements and recommendations of the Classification Society; and

15.3	Insurance

is insured in accordance with the provisions of the Ship Security Documents and all requirements of the Ship Security Documents in respect of such insurances have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Ship);

16	Ship Security Documents

the Ship Security Documents duly executed;

17	Title and deletion

evidence that the transfer of title to the Ship from the Seller to the Borrower has been duly recorded at the Registry free of Encumbrances and that the prior registration of the Ship (if any) in the name of the Seller has been cancelled;

18	Mortgage registration

evidence that the Mortgage over the Ship has been registered against the Ship through the Registry under the laws and flag of the Flag State;

19	Notices of assignment

copies of duly executed notices of assignment required by the terms of the Ship Security Documents and in the forms prescribed by the Ship Security Documents;

20	Valuation

a valuation of the Ship made in accordance with clause 8.3.2 at the Borrower’s cost and dated not more than 10 days prior to the Drawdown Date, evidencing the market value of the Ship;

21	Fees

evidence that any fees and commission due under clause 5 have been paid in full;

22	Marshall Islands opinion

an opinion of Poles, Tublin, Stratakis, Gonzalez & Weichert, LLP special legal advisers on matters of Marshall Islands law, to the Bank;

23	Maltese opinion

an opinion of Fenech & Fenech, special legal advisers on matters of Maltese law to the Bank;

24	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the Security Documents in which it is or is to be appointed as such Security Party’s agent;

25	Bill of sale and delivery documents

a copy, certified as a true and complete copy by an officer or a legal advisor of the Borrower, of a duly executed and notarised/legalised bill of sale in respect of the Ship evidencing the full Contract Price and the other delivery documents duly executed and exchanged pursuant to the Contract;

26	Readiness and payment of Contract Price

evidence that the Ship is in all respects ready for Delivery and that the Contract Price has been paid in full;

27	Insurance opinion

an opinion (at the expense of the Borrower) of insurance consultants to the Bank on the insurances effected or to be effected in respect of the Ship upon and following the Drawdown Date;

28	SMC/DOC

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer or a legal advisor of the Borrower of the DOC issued to the Operator and the SMC for the Ship (or an application for the issuance thereof shortly after Delivery);

29	ISPS Code compliance

29.1	evidence satisfactory to the Bank that the Ship is subject to a ship security plan which complies with the ISPS Code; and

29.2
a copy certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date) as a true and complete copy by an officer or a legal advisor of the Borrower of the ISSC for the Ship (or an application for the issuance thereof shortly after Delivery) and the continuous synopsis record required by the ISPS Code in respect of the Ship; and

30	Further matters or opinions

any such other matter or further opinion as may be required by the Bank.

Schedule 3

Form of Corporate Guarantee

Schedule 4

Form of Mortgage

Schedule 5

Form of Deed of Covenant

Schedule 6

Form of Manager’s Undertaking

Schedule 7

Form of Master Swap Agreement

Schedule 8

Form of Master Agreement Security Deed

SIGNED by for and on behalf of IASON OWNING COMPANY LIMITED	) ) )	...................................... Attorney-in-Fact

SIGNED by and by for and on behalf of EFG EUROBANK ERGASIAS S.A.	) ) ) ) )	...................................... Authorised signatory ...................................... Authorised signatory

SK 23113 0002 867877